Exhibit 99.1

FOR IMMEDIATE RELEASE Investors and Media: Julie Dewey, IRC Nevro Corp. Chief Corp Communications & Investor Relations Officer 650-433-3247 | julie.dewey@nevro.com

Nevro Reports Fourth Quarter and Full-Year 2021 Financial Results and Provides First Quarter and Full-Year 2022 Guidance

REDWOOD CITY, California, February 23, 2022 – Nevro Corp. (NYSE: NVRO), delivering comprehensive, life-changing solutions for the treatment of chronic pain, today reported its financial results for the fourth quarter and full-year ended December 31, 2021 and provided guidance for the first quarter and full-year of 2022.

Recent Business Highlights and Guidance

•	Fourth Quarter 2021 Worldwide Revenue of $102.8 Million; Decrease of 6% Compared to Prior Year and Decrease of 10% Compared to 2019
•	Fourth Quarter 2021 Worldwide Revenue Includes Approximately $4.0 Million of Painful Diabetic Neuropathy (PDN) Revenue
•	Fourth Quarter 2021 Net Loss from Operations of $26.2 Million; Fourth Quarter 2021 Non-GAAP Adjusted EBITDA of Negative $7.5 Million
•	January FDA Approval of 10 kHz High Frequency Spinal Cord Stimulation Therapy for Non-Surgical Refractory Back Pain (NSRBP)
•	12-month Follow-Up Results for SENZA-NSRBP Randomized Controlled Trial Published in Journal of Neurosurgery: Spine
•	12-month Follow-Up Results for SENZA-PDN Randomized Controlled Trial Published in Diabetes Care
•	Positive UnitedHealthcare Coverage Decision for High-Frequency 10 kHz Therapy for Treatment of PDN
•	Provides First Quarter 2022 Revenue Guidance of $85 Million to $87 Million; Full-Year 2022 Revenue Guidance of $415 Million to $430 Million
•

Provides First Quarter of 2022 Non-GAAP Adjusted EBITDA Guidance of Negative $19 Million to Negative $20 Million; Full-Year 2022 Non-GAAP Adjusted EBITDA Guidance of Negative $8 Million to Negative $18 Million

Fourth Quarter 2021 Financial Overview

Worldwide revenue for the fourth quarter of 2021 was $102.8 million, a decrease of 6% compared to $109.7 million in the prior year period and a decrease of 10% compared to $114.4 million in the fourth quarter of 2019. Worldwide revenue includes approximately $4.0 million of PDN revenue.

U.S. revenue in the fourth quarter of 2021 was $88.4 million, a decrease of 7% compared to $94.6 million in the prior year period and a decrease of 10% compared to $97.9 million in the fourth quarter of 2019. Compared to prior year, fourth quarter of 2021 total U.S. permanent implant procedures decreased 5%, while trial procedures increased 3%.  Compared to the fourth quarter of 2019, U.S. permanent implant procedures decreased 7%, and trial procedures decreased 5%.  Trial and permanent implant volumes were impacted by COVID related issues, particularly in the second half of December as the Omicron variant began to spread widely.  Fourth quarter U.S. PDN trial procedures represented approximately 7% of total U.S. trial volume and grew approximately 90% over the third quarter of 2021.

International revenue in the fourth quarter of 2021 was $14.3 million, a decrease of 5% as reported or 4% constant currency, compared to $15.1 million in the prior year period, and a decrease of 13% as reported or 17% constant

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currency, compared to $16.5 million in the fourth quarter of 2019. International revenues continued to be impacted by COVID-related issues as well, including both patient behavior regarding elective procedures and healthcare facility restrictions.

“We were really encouraged by the progress in our core SCS business through most of the fourth quarter, as evidenced by the steady pick-up in trial activity that continued to improve from last quarter, as well as the ongoing improvement in permanent implant volumes,” said D. Keith Grossman, Chairman, CEO and President of Nevro.  “We saw an increase in the COVID impact on our volumes beginning in mid-December along with the Omicron surge.  This impact carried into the current quarter and appears to have peaked in late January.  Our PDN launch initiatives are continuing to drive awareness with referring physicians and patients, with trials growing throughout the quarter, and representing approximately seven percent of our total US trial volume. In addition, the recent positive decision by UnitedHealthcare to expand their SCS coverage to include PDN patients is expected to significantly increase patient access to our 10 kHz Therapy.  These achievements, coupled with our recent FDA approval for treating NSRBP patients, further differentiate our high-frequency, paresthesia-free SCS technology and uniquely position us to deliver relief to the many patients in need of our HFX solution to free them from the burden of chronic pain.  We believe we have laid a very strong foundation for future growth, and that we are very well positioned for when the impact and uncertainties of COVID on our market subsides.”

Gross profit for the fourth quarter of 2021 was $69.1 million, compared to $78.0 million in the prior year period and $81.3 million in the fourth quarter of 2019. Gross margin was 67.3% in the fourth quarter of 2021, compared to 71.1% in the prior year period and 71.0% in the fourth quarter of 2019.  “Our gross margins were impacted in the quarter by lower sales volumes, Costa Rica manufacturing investments and competitive sales incentives,” added Rod MacLeod, Chief Financial Officer.  “This will continue into early 2022, with margins improving throughout the year and beyond as Costa Rica efficiencies begin to have an impact.”

Operating expenses for the fourth quarter of 2021 were $95.3 million, compared to $78.9 million in the prior year period and $92.9 million in the fourth quarter of 2019.  Legal expenses associated with patent litigation were $6.1 million for the fourth quarter of 2021, compared to $5.1 million in the prior year period and $1.7 million in 2019.  Net of all patent litigation and PDN investment expenses, total other operating expenses were $7.5 million lower than 2019.

Net loss from operations for the fourth quarter of 2021 was $26.2 million, compared to a loss of $0.9 million in the prior year period and a loss of $11.7 million in the fourth quarter of 2019. Non-GAAP adjusted EBITDA for the fourth quarter of 2021 was negative $7.5 million, compared to positive $15.7 million in the prior year period and positive $1.5 million in the fourth quarter of 2019.  Non-GAAP adjusted EBITDA excludes interest, taxes, and non-cash items such as stock-based compensation and depreciation and amortization, as well as litigation-related expenses and certain litigation charges. Please see the financial table below for GAAP to Non-GAAP reconciliations.

Cash, cash equivalents and short-term investments totaled $362.0 million as of December 31, 2021, a decrease of $14.5 million from the third quarter of 2021.

Full-Year 2021

Worldwide revenue for the full-year 2021 was $386.9 million, a 7% increase compared to $362.0 million for full-year 2020 and a 1% decrease compared to $390.3 million for full-year 2019. Worldwide revenue for 2021 includes approximately $5.7 million of PDN revenue since the July 2021 FDA approval.  U.S. revenue for the full-year 2021 was $326.2 million, a 5% increase compared to $311.9 million in the prior year period and steady compared to $326.0 million in 2019.  International revenue was $60.7 million, a 21% increase as reported, or a 15% increase on a constant currency basis, compared to $50.2 million in the prior year period and a 6% decrease as reported, or a 12% decrease on a constant currency basis, compared to $64.3 million in 2019.  Please see financial statements for additional full-year 2021 results and GAAP to Non-GAAP reconciliations.

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First Quarter and Full-Year 2022 Outlook

Nevro continues to monitor and evaluate the impact the global response to the COVID pandemic has had, and will continue to have, on its operations and financial results.  This guidance is highly sensitive to the company’s assumptions regarding the pace and sustainability of COVID recovery and its related impacts on patient willingness to seek elective care, healthcare facility restrictions and healthcare facility staffing limitations, all of which are difficult to predict.  If these assumptions differ from the actual pace of COVID recovery and its impact on the company’s markets, then the company may need to change or withdraw this guidance in the future.

Nevro expects first quarter of 2022 worldwide revenue of approximately $85 million to $87 million.  This guidance assumes that the first quarter of 2022 will be strongly impacted by Omicron and COVID-related issues as well as the typical seasonal decrease from the fourth quarter to the first quarter.

The company expects first quarter of 2022 non-GAAP adjusted EBITDA to be approximately negative $19 million to negative $20 million.  Non-GAAP adjusted EBITDA excludes certain litigation expenses, interest, taxes and non-cash items such as stock-based compensation and depreciation and amortization.  Please see financial tables for GAAP to non-GAAP reconciliations.

Nevro expects full-year 2022 worldwide revenue of approximately $415 million to $430 million, which represents a 7% to 11% increase over prior year.  This full-year 2022 guidance also includes approximately $25 million to $30 million of PDN revenue.  This guidance assumes that the first quarter of 2022 will be strongly impacted by Omicron and COVID-related issues, and the remainder of 2022 will see a steady recovery, which includes no new significant COVID variants or waves and near-term improvement in healthcare facility restrictions and steady improvement in healthcare facility staffing limitations throughout the year.  Most of this annual growth is expected to be driven by the second half of 2022.

The company expects full-year 2022 non-GAAP adjusted EBITDA of negative $8 million to negative $18 million, which compares to a non-GAAP adjusted EBITDA loss of $17.2 million in 2021.  Non-GAAP adjusted EBITDA excludes certain litigation expenses, interest, taxes and non-cash items such as stock-based compensation and depreciation and amortization.  Please see financial tables for GAAP to Non-GAAP reconciliations.

An investor presentation for the company’s fourth quarter 2021 financial results is available in the “Investors” section of Nevro’s website at www.nevro.com.

Webcast and Conference Call Information

As previously announced, Nevro management will host a conference call starting at 1:30 pm PT / 4:30 pm ET today.  Investors interested in listening to the call may do so by dialing (888) 330-2443 in the U.S. or +1 (240) 789-2728 internationally, using Conference ID: 3583097.  A live webcast, as well as an archived recording, will also be available in the “Investors” section of Nevro’s website at: www.nevro.com.

Internet Posting of Information

Nevro routinely posts information that may be important to investors in the “Investor Relations” section of its website at www.nevro.com.  The company encourages investors and potential investors to consult the Nevro website regularly for important information about Nevro.

About Nevro

Headquartered in Redwood City, California, Nevro is a global medical device company focused on delivering comprehensive, life-changing solutions that continue to set the standard for enduring patient outcomes in chronic pain treatment. The company started with a simple mission to help more patients suffering from debilitating pain and developed its proprietary 10 kHz Therapy, an evidence-based, non-pharmacologic innovation that has impacted the lives of more than 80,000 patients globally.

Nevro’s comprehensive HFX™ spinal cord stimulation (SCS) platform includes a Senza SCS system and support services for the treatment of chronic trunk and limb pain and painful diabetic neuropathy.  Senza®, Senza II®,

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and Senza Omnia™ are the only SCS systems that deliver Nevro's proprietary 10 kHz Therapy. Nevro’s unique support services provide every patient with an HFX Coach™ throughout their pain relief journey and every physician with HFX Cloud™ insights for enhanced patient and practice management.

Senza, Senza II, Senza Omnia, HFX, HXF Coach, HFX Cloud, HFX Connect, Nevro and the Nevro logo are trademarks of Nevro Corp.

To learn more about Nevro, connect with us on LinkedIn, Twitter, Facebook and Instagram.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements reflecting the company's current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including: our first quarter and full-year 2022 financial guidance, including our expectations for PDN revenue in 2022; our expectations that the recent positive decision by UnitedHealthcare to expand their SCS coverage to include PDN patients will significantly increase patient access to our 10 kHz Therapy; our belief that our recent achievements, coupled with our recent FDA approval for treating NSRBP patients, further differentiate our high-frequency, paresthesia-free SCS technology and uniquely position us to deliver relief to the many patients in need of our HFX solution to free them from the burden of chronic pain; and our belief that we have laid a very strong foundation for future growth, and that we are very well positioned for when the impact and uncertainties of COVID on our market subsides.  These forward-looking statements are based upon information that is currently available to us or our current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including our ability to successfully commercialize our products; our ability to manufacture our products to meet demand; the level and availability of third-party payor reimbursement for our products; our ability to effectively manage our anticipated growth and the costs and expenses of operating our business; our ability to protect our intellectual property rights and proprietary technologies; our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; competition in our industry; additional capital and credit availability; our ability to attract and retain qualified personnel; and product liability claims.  These factors, together with those that are described in greater detail in our Annual Report on Form 10-K to be filed on February 23, 2022, as well as any reports that we may file with the Securities and Exchange Commission in the future, may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements.  We expressly disclaim any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements.  Nevro's operating results for the fourth quarter ended December 31, 2021 are not necessarily indicative of our operating results for any future periods.

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Nevro Corp.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
	(unaudited)
Revenue	$102,760	$109,731	$386,905	$362,048
Cost of revenue	33,628	31,703	120,863	112,146
Gross profit	69,132	78,028	266,042	249,902
Operating expenses:
Research and development	12,709	11,830	47,665	45,600
Sales, general and administrative	82,638	67,073	309,311	267,154
Certain litigation charges	—	—	20,000	—
Total operating expenses	95,347	78,903	376,976	312,754
Loss from operations	(26,215)	(875)	(110,934)	(62,852)
Other income (expense):
Interest income (expense), net	(3,698)	(6,094)	(19,078)	(18,850)
Other income (expense), net	(299)	150	(814)	(495)
Loss before income taxes	(30,212)	(6,819)	(130,826)	(82,197)
Provision for (benefit from) income taxes	(78)	310	534	868
Net loss	(30,134)	(7,129)	(131,360)	(83,065)
Changes in foreign currency translation adjustment	182	702	(469)	991
Changes in gains (losses) on short-term investments	(366)	(153)	(493)	(80)
Net change in other comprehensive loss	(184)	549	(962)	911
Comprehensive Loss	$(30,318)	$(6,580)	$(132,322)	$(82,154)
Net loss per share, basic and diluted	$(0.86)	$(0.21)	$(3.77)	$(2.47)
Weighted average shares used to compute net loss per share, basic and diluted	34,968,172	34,509,133	34,823,258	33,677,641

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Nevro Corp.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31,	December 31,
	2021	2020

Assets
Current assets
Cash and cash equivalents	$34,710	$44,597
Short-term investments	327,317	543,373
Accounts receivable, net	70,475	77,667
Inventories, net	93,517	83,296
Prepaid expenses and other current assets	5,185	4,173
Total current assets	531,204	753,106
Property and equipment, net	20,664	13,531
Operating lease assets	17,577	18,142
Other assets	4,493	4,043
Restricted cash	606	606
Total assets	$574,544	$789,428
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$31,999	$23,109
Short-term debt	—	168,776
Accrued liabilities and other	50,204	47,280
Total current liabilities	82,203	239,165
Long-term debt	151,310	141,771
Long-term operating lease liabilities	15,402	16,689
Other long-term liabilities	22,013	3,343
Total liabilities	270,928	400,968
Stockholders’ equity
Common stock, $0.001 par value, 290,000,000 shares authorized, 35,709,570 shares issued and 35,026,654 shares outstanding at December 31, 2021; 34,583,064 shares issued and outstanding at December 31, 2020	35	35
Additional paid-in capital	928,138	880,660
Accumulated other comprehensive loss	(364)	598
Accumulated deficit	(624,193)	(492,833)
Total stockholders’ equity	303,616	388,460
Total liabilities and stockholders’ equity	$574,544	$789,428

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Nevro Corp.

GAAP to Non-GAAP Adjusted EBITDA Reconciliation

(unaudited)

(in thousands)

The following table presents a reconciliation of GAAP net loss, as prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), to Adjusted EBITDA, a non-GAAP financial measure.

Reconciliation of actual results:

	Three Months Ended			Year Ended
	December 31,			December 31,
	2021	2020	2019	2021	2020	2019
	(unaudited)
GAAP Net loss	$(30,134)	$(7,129)	$(13,742)	$(131,360)	$(83,065)	$(103,686)
Non-GAAP Adjustments:
Interest (income) expense, net	3,698	6,094	1,399	19,078	18,850	4,911
Provision for income taxes	(78)	310	481	534	868	1,599
Depreciation and amortization	1,453	1,182	1,298	5,044	4,958	4,726
Stock-based compensation expense	11,457	10,118	10,377	44,365	42,655	41,697
Certain litigation charges	—	—	—	20,000	—	—
Litigation related expenses	6,091	5,090	1,701	25,152	11,877	10,432
Adjusted EBITDA	$(7,513)	$15,665	$1,514	$(17,187)	$(3,857)	$(40,321)

Reconciliation of guidance:

	Three Months Ended		Year Ended
	March 31, 2022		December 31, 2022
	(Low Case)	(High Case)	(Low Case)	(High Case)

GAAP Net Loss	$(41,100)	$(40,100)	$(109,700)	$(99,700)
Non-GAAP Adjustments	21,100	21,100	91,700	91,700
Adjusted EBITDA	$(20,000)	$(19,000)	$(18,000)	$(8,000)

Management uses certain non-GAAP financial measures, most specifically Adjusted EBITDA, as a supplement to GAAP financial measures to further evaluate the company’s operating performance period over period, analyze the underlying business trends, assess performance relative to competitors and establish operational objectives.

Management believes it is important to provide investors with the same non-GAAP metrics it uses to evaluate the performance and underlying trends of the company’s business operations to facilitate comparisons to its historical operating results and evaluate the effectiveness of its operating strategies. Disclosure of these non-GAAP financial measures also facilitates comparisons of the company’s underlying operating performance with other companies in the industry that also supplement their GAAP results with non-GAAP financial measures.

EBITDA is a non-GAAP financial measure, which is calculated by adding interest income and expense, net; provision for income taxes; and depreciation and amortization to net income.  In calculating non-GAAP Adjusted EBITDA, the company further adjusts for the following items:

•

Stock-based compensation expense – The company excludes non-cash costs related to the company’s stock-based plans, which include stock options, restricted stock units and performance-based restricted stock units as these expenses do not require cash settlement from the company.

•

Certain litigation charges – The company excludes certain non-recurring litigation charges associated with the November 1, 2021 patent litigation legal judgement, which management considers not related to the underlying operating performance of the business.

•

Litigation related expenses – The company excludes legal and professional fees associated with certain legal matters, which management considers not related to the underlying operating performance of the business.

Full-year guidance excludes the impact of foreign currency fluctuations.

The non-GAAP financial measure should not be considered in isolation from, or as a replacement for, the most directly comparable GAAP financial measures, as it is not prepared in accordance with U.S. GAAP.

Amounts may not add due to rounding.

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